Exhibit (d)(33)

                         SECOND AMENDED AND RESTATED
                            SUB-ADVISORY AGREEMENT


      This Amended and Restated Sub-Advisory Agreement (the "Agreement") is entered into as of November 30, 2017 (the "Amendment Effective Date"), by and between AllianceBernstein L.P. ("Advisor"), and Morningstar Investment Management LLC (formerly, Morningstar Associates, LLC) ("Sub-Advisor").

      WHEREAS, Advisor is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and has been retained by AB Cap Fund, Inc. (the "Company") to provide investment advisory services with respect to certain assets of the following eleven (11) series of the Company registered under the Investment Company Act of 1940, as amended (the "1940 Act"):

      AB Multi-Manager Select Retirement Allocation Fund
      AB Multi-Manager Select 2010 Fund
      AB Multi-Manager Select 2015 Fund
      AB Multi-Manager Select 2020 Fund
      AB Multi-Manager Select 2025 Fund
      AB Multi-Manager Select 2030 Fund
      AB Multi-Manager Select 2035 Fund
      AB Multi-Manager Select 2040 Fund
      AB Multi-Manager Select 2045 Fund
      AB Multi-Manager Select 2050 Fund
      AB Multi-Manager Select 2055 Fund

(individually a "Fund," and collectively the "Funds"); and

      WHEREAS, Sub-Advisor also is an investment adviser registered under the Advisers Act; and

      WHEREAS, pursuant to the Sub-Advisory Agreement entered into as of December 15, 2014 (the "Original Effective Date") and the Amended and Restated Sub-Advisory Agreement entered into as of August 4, 2016, Advisor retained Sub-Advisor to furnish it with portfolio management services in connection with Advisor's investment advisory activities on behalf of the Funds, and Sub-Advisor is willing to furnish such services to Advisor and the Funds.

      NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

      1. Employment of Sub-Advisor. In accordance with and subject to the Investment Advisory Contract between the Company and Advisor, attached hereto as Exhibit A (the "Advisory Agreement"), Advisor hereby appoints Sub-Advisor to manage the investment and reinvestment of that portion of the assets of the Funds allocated to it by Advisor (the "Fund Assets"), in conformity with the Funds' currently effective Registration Statement, prospectus and Statement of Additional Information and subject to the control and direction of Advisor and the Company, for the period and on the terms hereinafter set forth. Sub-Advisor hereby accepts such employment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation herein provided. Sub-Advisor shall for all purposes herein be deemed an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company or the Funds.

      2. Duties of Advisor. Advisor will provide the following services and undertake the following duties:

                  a. Asset-Allocation Policy. Among other responsibilities to the Funds, Advisor will determine the asset allocation policy that is to be used by the Funds and will communicate this asset allocation policy to Sub-Advisor. Advisor will also be responsible for negotiating any necessary or advisable participation and other agreements with the underlying funds that are potential investments on the Funds or the sponsor of such underlying funds.

                  b. Trade Execution. Upon receipt of Sub-Advisor's allocations for the underlying positions for the Funds, Advisor will place orders for the execution of all portfolio transactions in accordance with the policies with respect thereto set forth in the Fund's registration statements under the 1940 Act and the Securities Act of 1933 (the "1933 Act"); as such registration statements may be in effect from time to time.

      3. Advisor Representations

      Advisor represents and warrants that:

                  a. it is registered, and agrees to maintain its registration for the term of this Agreement, as an investment advisor with the Securities and Exchange Commission ("SEC") or applicable state(s) securities authority and is not prohibited by the Advisers Act, the rules thereunder, or otherwise from acting as contemplated by this Agreement;

                  b. it understands that the performance of its obligations
            under this Agreement is subject to the securities and other applicable laws of the various jurisdictions in which Advisor has an office or conducts its business. Advisor will comply with all applicable laws and regulations, including SEC and state registration or notice filing obligations, SEC and state-imposed anti-fraud provisions, and all applicable registration requirements for investment adviser representatives;

                  c. there is no action, suit, proceeding, or matter before or by any court or governmental agency or body, domestic or foreign, now pending, or, to Advisor's knowledge, threatened against Advisor (including any investigation, request for a "Wells" submission, or settlement of an administrative action before the SEC) that might result in any material adverse change in Advisor's financial condition, business, or prospects or might materially and adversely affect Advisor's properties or assets;

                  d. it will perform its services under this Agreement in
            accordance with this Agreement, the Advisers Act, and other applicable laws and rules;

                  e. it will notify Sub-Advisor within five (5) business days of any material change in investment personnel, litigation status of firm/key personnel, enforcement or formal inquiry, or a financial situation which will adversely impact its ability to perform its obligations under this Agreement;

                  f. it will be responsible for notifying Sub-Advisor promptly upon any additions and/or deletions in the Advisor's platform's investment universe.

                  g. it, and its officers, directors, employees, associated
            persons and agents, possess all necessary licenses and registrations to enter into and perform this Agreement;

                  h. with respect to its performance of the obligations arising under this Agreement, it complies in all material respects with all applicable laws, rules and regulations, including but not limited to the 1940 Act, the Advisers Act, applicable state laws, and the Internal Revenue Code of 1986, as amended (the "Code");

                  i. except as provided herein, Sub-Advisor has no
            responsibility for the organization and operation of each Fund or for ensuring compliance with all applicable laws and/or regulations relating to Advisor and the Funds;

                  j. it is solely responsible for the monitoring and ongoing due diligence of the parties that Advisor or the Funds contract with, including, but not limited to the custodian, it being understood, however, that Sub-Advisor is responsible for selecting the investments from the universe of available investments provided to Sub-Advisor by Advisor;

                  k. it has met and will seek to continue to meet in all
            material respects for so long as this Agreement remains in effect, any federal or state requirements, as necessary to be met in order to maintain the organization and operation of each Fund;

                  l. it will promptly notify Sub-Advisor of the occurrence of any event that would materially adversely impact the operation of any Fund; and

                  m. it has received a copy of Sub-Advisor's Form ADV Part 2.

                  n. it agrees to indemnify Sub-Advisor, its officers,
            directors, employees, associated persons, agents and control persons, against any damages, losses, penalties, fines, fees or expenses (including reasonable attorneys' fees) resulting from any material breach by Advisor of such representations and warranties.

      4. Duties of Sub-Advisor. Sub-Advisor will provide the following services and undertake the following duties:

                  a. Underlying Fund Selection. Sub-Advisor will select the
            underlying investment options for the Funds; provided, however, that investments managed by the Advisor shall normally constitute approximately 30% of the aggregate net asset value of the Funds and between 10% and 50% of the net asset value of each Fund, and provided that Advisor will have the right to reject any investment option selected by Sub-Advisor if, in the Advisor's discretion, appropriate agreements cannot be entered into or appropriate arrangements cannot be entered into with such investment option or its sponsor. Sub-Advisor will work with Advisor to understand constraints that may influence the portfolio construction of the Funds. Sub-Advisor employs both quantitative and qualitative analysis to select investment options. Sub-Advisor will make all determinations with respect to the selection of the investments, subject to the Adviser's right of rejection above.

                  b. Portfolio Construction. Subject to Advisor's asset
            allocation determinations, Sub-Advisor will have responsibility over the portfolio construction of the Funds. As part of the portfolio construction process, Sub-Advisor will analyze the underlying holdings of the selected investments to ensure adherence to the selected asset allocation (provided by Advisor) while minimizing unnecessary overlap. The Sub-Advisor's selections will be communicated to Advisor for execution and trading. To the extent that a selection of an investment by Sub-Advisor may render it necessary or advisable to enter into or amend a participation or similar agreement with such investment or its sponsor, Sub-Advisor shall provide notice of such potential investment to Advisor sufficiently in advance of the anticipated investment date so as to permit any such agreement to be entered into prior to the anticipated investment date. Sub-Advisor will manage the investment of the Fund Assets as outlined herein, subject to and in accordance with the investment objectives, policies and restrictions of the Funds and in conformity with the Funds' currently effective Registration Statement, prospectus and Statement of Additional Information and any directions which Advisor or the Company may give from time to time with respect to the Funds. Upon receipt of the asset allocation policy from Advisor, Sub-Advisor will determine the allocation in the investments of the Fund Assets.

                  c. Reporting. Sub-Advisor will render regular reports to the
            Company and to Advisor (or such other advisor or advisors as Advisor shall engage to assist it in the evaluation of the performance and activities of Sub-Advisor). Such reports shall be made in such form and manner and with respect to such matters regarding the Funds and Sub-Advisor as the Company or Advisor shall from time to time request; provided, however, that unless otherwise requested by the Board of Directors of the Company, the individual primarily responsible for management of the Funds' Assets for Sub-Advisor will not be required to attend in person more than four quarterly meetings per year with the Company's board of directors or Advisor.

                  d. Sub-Advisor shall provide support to Advisor with respect to the marketing of the Funds, including but not limited to: (i) permission to use Sub-Advisor's name as provided in Section 8, (ii) access to the individual(s) responsible for day-to-day management of the Funds for marketing conferences, teleconferences and other activities involving the promotion of the Funds, subject to the reasonable request of Advisor, and (iii) permission to use biographical and historical data of Sub-Advisor and individual manager(s).

                  e. Sub-Advisor will work with Advisor, in the name of the
            Funds, to place orders for the execution of all portfolio transactions in accordance with the policies with respect thereto set forth in the Fund's registration statements under the 1940 Act and the 1933 Act, as such registration statements may be in effect from time to time.

                  f. In the event of any reorganization or other change in
            Sub-Advisor, its investment principals, supervisors or members of its investment (or comparable) committee, Sub-Advisor shall give Advisor and the Company written notice of such reorganization or change within a reasonable time (but not later than 30 days) after such reorganization or change.

                  g. Sub-Advisor will bear its expenses of providing services to the Funds pursuant to this Agreement except such expenses as are expressly undertaken by Advisor or the Company.

                  h. Sub-Advisor will comply with the timing and procedural
            standards set forth in the service level agreement attached hereto as Exhibit D.

      5. Sub-Advisor Representations

      Sub-Advisor represents, warrants, and covenants that:

                  a. it is registered, and agrees to maintain its registration for the term of this Agreement, as an investment advisor with the Securities and Exchange Commission ("SEC") or applicable state(s) securities authority and is not prohibited by the Advisers Act, the rules thereunder, or otherwise from acting as contemplated by this Agreement;

                  b. there is no action, suit, proceeding, or matter before or by any court or governmental agency or body, domestic or foreign, now pending, or, to Sub-Advisor's knowledge, threatened against Sub-Advisor (including any investigation, request for a "Wells" submission, or settlement of an administrative action before the
            SEC) that might result in any material adverse change in Sub-Advisor's financial condition, business, or prospects or might materially and adversely affect Sub-Advisor's properties or assets;

                  c. it will perform its services under this Agreement in
            accordance with this Agreement, the Advisers Act, and other applicable laws and rules; and

                  d. it will notify Advisor within five (5) business days of any material change in investment personnel, litigation status of firm/key personnel, enforcement or formal inquiry, or a financial situation which will adversely impact its ability to perform its obligations under this Agreement.

                  e. Sub-Advisor agrees to comply with the requirements of the
            1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Internal Revenue Code of 1986, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser. In addition, in selecting the Funds' portfolio securities and performing Sub-Advisor's obligations hereunder, Sub-Advisor shall cause the Funds to comply with the requirements communicated by Advisor. Sub-Advisor shall maintain compliance procedures that it reasonably believes are adequate to ensure compliance with the foregoing. No supervisory activity undertaken by Advisor shall limit Sub-Advisor's full responsibility for any of the foregoing.

                  f. Sub-Advisor has adopted a written code of ethics (the "Code of Ethics") that it reasonably believes complies with the requirements under the Advisers Act. Sub-Advisor has policies and procedures in place to monitor compliance by its Access Persons (as defined in Sub-Advisor's Code of Ethics) with Sub-Advisor's Code of Ethics, as in effect from time to time. Upon request, Sub-Advisor shall provide Advisor with (i) a copy of Sub-Advisor's current Code of Ethics, as in effect from time to time, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Sub-Advisor's Code of Ethics. No less frequently than annually, Sub-Advisor shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning Sub-Advisor's Code of Ethics to the Funds and Advisor. Sub-Advisor shall respond to requests for information from Advisor as to violations of the Code of Ethics by Access Persons (as defined in Rule 17j-1) and the sanctions imposed by Sub-Advisor. Sub-Advisor shall immediately notify Advisor of any material violation of the Code of Ethics, whether or not such violation relates to a security held by any Fund.

                  g. Sub-Advisor shall notify the Advisor's Chief Compliance
            Officer and Advisor immediately upon detection of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Funds' or Advisor's policies, guidelines or procedures. In addition, as requested Sub-Advisor shall provide information regarding each Fund's compliance with its investment objectives and policies and applicable law, including, but not limited to the 1940 Act, the Code, and the Funds' and Advisor's policies, guidelines or procedures as applicable to Sub-Advisor's obligations under this Agreement. Sub-Advisor acknowledges and agrees that Advisor may, in its discretion, provide such quarterly compliance certifications to the Company. Sub-Advisor agrees to correct any such failure promptly and to take any action that the Company and/or Advisor may reasonably request in connection with any such breach. Upon request, Sub-Advisor shall also provide Advisor with supporting certifications in connection with such certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act. Sub-Advisor will promptly notify Advisor in the event (i) Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company or the compliance by Sub-Advisor with the federal or state securities laws or (ii) the controlling stockholder of Sub-Advisor changes or an actual change in control resulting in an "assignment" (as defined in the Advisers
            Act) has occurred or is otherwise proposed to occur.

                  h. Sub-Advisor shall maintain books and records as required by applicable regulations.

      6. Compensation of Sub-Advisor. As compensation for the services to be rendered and duties undertaken hereunder by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee as set forth in Exhibit B (the "Fee Schedule") without regard to any total expense limitation of the Company or the Advisor.

      7. Activities of Sub-Advisor. Sub-Advisor will report to the Company (at regular quarterly meetings of the Company's directors and at such other times as the Company shall reasonably request, subject to the limitation on personal attendance at such meetings in Section 4(c) above) such information as the Company shall reasonably request regarding the Funds, the Funds' performance, the services provided by Sub-Advisor and affiliates of Sub-Advisor to the Funds as compared to its other accounts and the plans of, and the capability of, Sub-Advisor with respect to providing future services to the Funds and its other accounts.

      Sub-Advisor has supplied to Advisor and the Company copies of its Form ADV
Part 2 and will hereafter supply to Advisor, promptly upon the preparation thereof, copies of all amendments or restatements of such document.

      8. Use of Names. Neither Advisor nor the Company shall use the name of Sub-Advisor in any prospectus, sales literature or other material relating to Advisor or the Company in any manner not approved in advance by Sub-Advisor; provided, however, that Sub-Advisor hereby approves all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission or otherwise required by applicable law. Sub-Advisor shall not use the name of Advisor or the Company in any material relating to Sub-Advisor in any manner not approved in advance by Advisor or the Company, as the case may be; provided, however, that Advisor and the Company shall each approve all uses of their respective names which merely refer in accurate terms to the appointment of Sub-Advisor hereunder or which are required by the SEC or a state securities commission or otherwise by applicable law; and, provided further, that in no event shall such approval be unreasonably withheld.

      9. Liability of Sub-Advisor and Indemnification.

                  a. The Sub-Advisor will not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Sub-Advisor, if such recommendation shall have been made and such other individual, firm, or corporation shall have been selected, with due care and in good faith.

                  b. Sub-Advisor shall indemnify and hold harmless the Company and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the "Sub-Advisor Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) by reason of or arising out of: (a) Sub-Advisor being in material violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Funds' Registration Statement or any written guidelines or instruction provided in writing by the Company, (b) Sub-Advisor's willful misfeasance, bad faith or gross negligence generally in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement, or (c) any breach of any duty or warranty hereunder of the Sub-Advisor or any inaccuracy of any representation of the Sub-Advisor made hereunder.

                  c. Advisor shall indemnify and hold harmless Sub-Advisor and its affiliates against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) by reason of or arising out of (a) Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement and (b) any breach of any duty or warranty hereunder of the Advisor or any inaccuracy of any representation of the Advisor made hereunder, provided, however, that nothing herein contained will provide indemnity to the Sub-Advisor for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

      10. Force Majeure. Sub-Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of circumstances beyond its control, Sub-Advisor shall take all reasonable steps to minimize service interruptions.

      11. Approval, Renewal, Termination and Amendment.

                  a. Approval. This Agreement has been approved by the Company's board of directors, including a majority of the members who are not "interested parties" (as that term is defined in the 1940 Act) of the Funds or any investment advisor to a Fund ("Independent Board Member"), by a vote cast in person at a meeting called for the purposes of voting on such approval, and shall become effective as of the Amendment Effective Date.

                  b. Renewal and Termination. Unless terminated sooner as
            provided herein, this Agreement shall continue in respect of each Fund for an initial term of two (2) years from the Original Effective Date. Thereafter, if not terminated, this Agreement shall continue in respect of each Fund for successive 12-month periods, provided, that such continuance is specifically approved at least annually by (i) the vote of the holders of a majority of the Independent Board Members, cast in person at a person at a meeting called for the purpose of voting on such continuance, and (ii) by the Company or by vote of a majority of the "outstanding voting securities" (as that term is defined in the 1940 Act ) of the Fund; provided, however, that notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time without payment of any penalty, on sixty (60) days written notice to Advisor and/or Sub-Advisor, as appropriate.

                  c. Survival. In the event of termination of this Agreement,
            Sections 8, 9, 11, 16, 17 and 18 shall survive such termination of this Agreement.

                  d. Amendment. This Agreement may be amended at any time by the parties hereto, subject to approval by the Company and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Funds affected by such change.

      12. Marketing Materials, Trademarks and Related Matters.

                  a. Marketing Materials. Sub-Advisor will assist Advisor in
            Advisor's development and construction of marketing materials for the Funds ("Marketing Materials"). Advisor will be responsible for any and all content, production, shipping and other like charges relating to such Marketing Materials. All Marketing Materials that refer to the Sub-Advisor will appropriately reflect the nature and role of Sub-Advisor's performance of Sub-Advisor's obligations under this Agreement. Advisor agrees to provide Sub-Advisor with any new Marketing Materials that either contain Sub-Advisor's logo or reference Sub-Advisor. Advisor will allow Sub-Advisor to review and approve such Marketing Materials. Sub-Advisor agrees to complete its review of such Marketing Materials within five (5) business days. Marketing Materials that have previously been reviewed and approved by Sub-Advisor are not required to be submitted unless content impacting or relating to Sub-Advisor has changed.

                  b. Trademarks. Subject to (i) and (ii) below. Advisor may
            utilize the following trademarks of Sub-Advisor in association with the Funds:

      Morningstar(R)

                  i. Use of Trademarks. To the extent not permitted by Section 8 hereof, each party must obtain the other party's permission prior any use of its name, logo, trademarks, or data. Sub-Advisor and Advisor will submit such materials to the other for their review prior to any printing or dissemination.

                  ii. Notices and Disclaimers. The following or a substantially similar statement shall be included with Marketing Materials that reference Sub-Advisor or the Funds:

                  Morningstar Investment Management LLC is a registered investment adviser and wholly owned subsidiary of Morningstar, Inc. Morningstar Investment Management is acting as a sub-advisor to AllianceBernstein L.P. with regard to the AB Multi-Manager Select Retirement
                  Funds. Morningstar Investment Management is not affiliated with AB or its affiliates. The Morningstar name and logo are the property of Morningstar, Inc.

            Sub-Advisor reserves the right to modify the above disclaimer text or add additional text to the required disclaimer text as it deems appropriate based on its review of Marketing Materials.

      13. Limited Exclusivity. Commencing with the Original Effective Date and for a period of three (3) years; Sub-Advisor will not engage with the asset managers listed in Exhibit C (the "Exclusivity List") as a sub-advisor for a series of actively managed, multi-manager target date mutual funds. This does not prohibit the asset managers from being included as underlying funds in third party U.S. registered multi-manager offerings where Sub-Advisor acts as a sub-advisor or consultant or for Sub-Advisor to act as consultant or advisor to multi-manager custom target date solutions.

      14. Disclosure Materials of Underlying Holdings. Advisor shall be solely and exclusively responsible, where applicable, for the delivery in a timely fashion to any shareholder, prospective shareholder or other person any prospectus, semi-annual report, and any other shareholder communication or materials.

      15. Proxies and Legal Proceedings. Sub-Advisor will not be responsible for voting of proxies solicited by, or with respect to, the issuers of any securities held in any Fund. Advisor understands and acknowledges that Sub-Advisor will not render any advice or take any action on behalf of any Fund with respect to securities presently or formerly held in any Fund, or the issuers thereof, which become the subject of any legal proceedings including bankruptcies and class actions suits.

      16. Severability. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      17. Notice. Any notices under this Agreement shall be in writing addressed and delivered personally (or by telecopy) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Company and that of Advisor for this purpose shall be 1345 Avenue of the Americas, New York, NY 10105 and that the address of Sub-Advisor shall be 22 West Washington Street, Chicago, IL 60602.

      18. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois and Sub-Advisor consents to the jurisdiction of courts, both state or federal, in Illinois, with respect to any dispute under this Agreement. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. The parties acknowledge that the Company and the Funds are third party beneficiaries of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.



ALLIANCEBERNSTEIN L.P.



By:  /s/ Emilie D. Wrapp
     -------------------------------------------

Name: Emilie D. Wrapp
      ------------------------------------------

Title: Assistant Secretary & SVP
       -----------------------------------------

Date: 11/30/2017
     -------------------------------------------


MORNINGSTAR INVESTMENT MANAGEMENT LLC



By:  /s/ Matthew J. Radgowski
     -------------------------------------------
Name: Matthew J. Radgowski
      ------------------------------------------
Title: Chief Operating Officer
       -----------------------------------------
Date: 11/6/17
      ------------------------------------------

                                   EXHIBIT A
                                   ---------

                               ADVISORY AGREEMENT

                                   EXHIBIT B
                                   ---------

                                  FEE SCHEDULE


Basis Point Fee

As compensation for the services to be rendered and duties undertaken hereunder by Sub-Advisor, Advisor will pay to Sub-Advisor a monthly fee (the "Basis Point Fee") for the assets under management ("AUM") based upon the following fee schedule.

      AUM                           Annual Fee Rate

      $0-$1 billion in AUM:         5 basis points
      Over $1 billion in AUM:       4 basis points

Each month, Sub-Advisor's Basis Point Fee calculation will be based on 1/12 of the annual Basis Point Fee multiplied by the total AUM. The Basis Point Fee shall be assessed and payable monthly.

If Sub-Advisor serves in such capacity for less than the whole of any period, the Fee shall be prorated.

Annual Minimum Fee

Advisor shall pay to Sub-Advisor an annual minimum fee (the "Annual Minimum Fee") of $150,000, commencing on the Original Effective Date.

If, at the end of each one (1) year anniversary of the Original Effective Date, the Asset Based Fees for the previous 12 month period are less than the Annual Minimum Fee, the difference between the amount of Asset Based Fees paid and the Annual Minimum Fee shall be due and payable by Advisor no later than forty-five
(45) days after that anniversary date.

If Sub-Advisor serves in such capacity for less than the whole of any period, the Annual Minimum Fee shall be prorated.

                                   EXHIBIT C
                                   ---------

                                EXCLUSIVITY LIST



Sub-Advisor will not engage with the following asset managers as a sub-advisor for a series of actively managed, multi-manager target date mutual funds.

o  MFS
o  Franklin Templeton
o  Goldman Sachs
o  Columbia
o  PIMCO
o  J.P. Morgan
o  Invesco
o  Oppenheimer
o  AQR

                                   EXHIBIT D
                                   ---------

Morningstar Investment Management ("Morningstar")/AB standard operating procedures for implementing changes to the model portfolio

Defining "change months". To allow for the most efficient change management process, the month ends of February, May, August and November will be considered the regular time frames for implementing a new model portfolio.

Provision of asset class glide path from AB to Morningstar. The AB portfolio management team will provide any changes to the asset class glide path via e-mail to Morningstar portfolio management by the 15th of the month prior to a change month. Tactical changes provided will not include the normal "roll down" of the glide path as this information will be provided in an excel file from AB to Morningstar prior to the launch of the funds.

Provision of changes to the model portfolio from Morningstar to AB. To ensure implementation can be completed by month end, AB would request that Morningstar provides AB with a listing of any new funds to be added or any funds to be completely removed no later than the 1st of the change month (Example in Appendix A). The finalized model portfolio in the Excel evergreen format (Example in Appendix A) can be provided as late as the 15th of the change month.

Exceptions. AB also understand that there may be events that would warrant a more immediate change to a portfolio holding, and AB plans to work as necessary to implement them should they occur. AB has the ability to sell almost completely out of a fund on a tactical basis while AB waits to fully liquidate the position. AB can also purchase an ETF immediately to gain exposure to a new holding while AB waits to set up the new mutual fund.

Typical Quarterly Cycle. Using November month end as a change month . . .
      o October 15 - AB to provide Morningstar with a new asset class glide path if necessary
      o     November 1 - Morningstar to provide new fund information to AB
      o     November 15 - Morningstar to provide final model portfolio to AB
      o November 30 -AB to implement new model portfolio (potentially earlier using tactical methods)

Implementation of new model portfolio. Once the model portfolio has been received by AB's portfolio management team and approved, the AB implementation team will determine the type of change and proceed with AB's process to load the target weights.

Scenario A - only weightings of existing funds change (2 days to 1 week)
      o     Need to load new model portfolio into AB's product management tool which must be done at least 2 days prior to implementation
      o     Additionally, AB's implementation team needs to analyze the new target percentages to see if any will result in large flows to the underlying funds. If there are large flows, AB will need to contact the fund managers, who may require up to 3 days' notice for pretrading. If AB does not do this, AB runs the risk of the trades being rejected.

Scenario B - funds from existing families are added/removed (1 to 4 weeks)
      o     Requires all bullets from Scenario A plus
      o New funds must be setup in AB's trade operations, portfolio management and custodial systems
      o Implementation team needs to confirm whether AB has an existing ability to trade the funds, and if not, needs to add them to accounts if they weren't set up previously.
      o Implementation team needs to vet the funds for any operational complexities
            o AB assumes the fund can trade on an "as of" basis, settles both purchases and redemptions on T+1 basis, does not have short term redemption fees or revenue share, and does not have a minimum investment amount that would be needed to get waived. If any of these scenarios do occur, they could add to the implementation time.
      o Complete liquidations of all shares for a fund require minor development work and cannot be implemented immediately.
      o NOTE: These implementations will be closer to the 1-2 week range if AB is able to set the funds up ahead of time, either through a backup fund list, or notification of the new fund additions on the 1st of a change month as mentioned earlier.

Scenario C - new fund families are added (4 to 6 weeks)
      o     Requires all of the bullets from Scenario A and Scenario B plus
      o     AB has to negotiate a participation agreement with fund family
      o If fund family is not on the Fidelity brokerage platform, AB needs them to paper a contract with the fund family to have it added (can take several weeks) or AB can trade directly with the fund company (several weeks for AB's IT team to build a trade feed assuming no other priorities).

Additional Communications/Deliverables:

AB and Morningstar portfolio management teams will discuss the management of the portfolios on a standing monthly call.

AB and Morningstar portfolio management teams will meet in person at a minimum semi-annually to discuss the management of the portfolios.

On a quarterly basis, Morningstar will provide a brief write-up on the rationale for including a fund in the lineup. Morningstar and AB will mutually agree on the time frame within which these quarterly write-ups will be delivered to AB.

Morningstar will provide analytics on the underlying funds on a quarterly basis. Morningstar and AB will mutually agree on the time frame within which these quarterly analytics will be delivered to AB.

Morningstar will also provide analytics on the underlying funds whenever off-cycle changes are implemented within 10 calendar days following an off-cycle change.

Morningstar will provide a brief write-up on the rationale for adding and/or removing a fund in to/from lineup or for making a change to a weight in excess of 50 bps in any vintage.

Commentary for external use: TBD

Morningstar will present to the AB mutual fund board on an annual basis. Morningstar may also be asked to participate via phone in other board meetings no more frequently than quarterly.

15C: TBD

Appendix A

Fund Information Required for New Setup
Official Fund Name
CUSIP
Ticker
SEDOL
Share Class
Fund Family
Benchmark Name {as specific as possible}
Benchmark Identifier
Total Expense Ratio {in basis points or percentage}
Dividend Schedule {annual, semi-annual, quarterly, monthly, daily}


Model Portfolio Template


Contacts
AB Portfolio Management Team
Daniel Loewy
Co-Head & Chief Investment Officer
Multi-Asset Solutions
daniel.loewy@abglobal.com
-------------------------

Christopher Nikolich
Head, Research and Investment Design
AllianceBernstein Defined Contribution Investments chris.nikolich@abglobal.com

AB Implementation Team
Andrew Stumacher
andrew.stumacher@abglobal.com
-----------------------------
ABDCReporting@abglobal.com


Morningstar Investment Management Portfolio Management Team
Brian Huckstep
Senior Portfolio Manager/Co-Head of Target Risk Strategies
brian.huckstep@morningstar.com
------------------------------

John McLaughlin
Associate Portfolio Manager
john.mclaughlin@morningstar.com
-------------------------------